Exhibit 99

For Release July 18, 2012 4:01 pm	Contact: Dave Mossberg Three Part Advisors, LLC Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

SECOND QUARTER 2012 RESULTS

Burlington, MA — July 18, 2012 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2012.

Quarterly Highlights:

•	Net income was $2.6 million or $0.18 per diluted share which represents an increase of 15.7% as compared to the same period last year;

•	Cash received from customers was $30.1 million or $2.05 per diluted share which represents an increase of 12.9% as compared to the same period last year;

•	Revenue increased by 9.1% to $14.7 million as compared to the same period last year;

•	Originations increased 27.7% to $23.9 million as compared to $18.7 million in the same period last year; and

•	The Company paid a cash dividend of $0.06 per share.

Second Quarter Results:

Net income for the quarter ended June 30, 2012 was $2.6 million or $0.18 per diluted share based upon 14,658,235 shares, compared to net income of $2.3 million, or $0.16 per diluted share based upon 14,503,702 shares, for the same period last year.

Revenue for the second quarter increased 9.1% to $14.7 million compared to $13.5 million for the same period in 2011, driven by growth in lease revenue and rental income during the quarter. Revenue from leases was $9.9 million, up $0.8 million from the same period last year and rental income was $2.4 million, up $0.3 million as compared to the second quarter in 2011. Other revenue components contributed $2.4 million for the current quarter, up $0.1 million from the same period last year.

Total operating expenses for the current quarter increased 5.6% to $10.3 million from $9.8 million in the second quarter of 2011. Selling, general and administrative expenses remained relatively flat at $4.0 million as compared to the second quarter of last year as increases in compensation related expenses were offset by reductions in other expense categories. Headcount at June 30, 2012 was 139 as compared to 129 at the same date last year. The second quarter 2012 provision for credit losses increased to $4.5 million from $4.3 million for the same period in 2011. During the second quarter, net charge-offs increased to $4.4 million from $4.3 million in the same period in 2011. Depreciation and amortization expense increased $0.3 million to $1.1 million for the quarter due to an increase in the number of rental contracts currently being depreciated.

Cash balances at June 30, 2012 were $2.5 million. Cash received from customers in the second quarter increased 12.9% to $30.1 million compared to $26.7 million during the same period in 2011. New lease originations in the quarter increased by $5.2 million to $23.9 million as compared to the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are very pleased with the continued improvement in our financial performance in the second quarter of 2012. We realized solid earnings for the quarter of approximately $2.6 million and received cash from customers of over $30 million. Through the first six months of 2012, we have increased the number of lease applications processed by approximately 45% to 35,000 and increased our lease originations by approximately 23% to $45.5 million as compared to the same period last year.”

Year to Date Highlights:

•	Net income increased to $4.7 million or $0.32 per diluted share which represents an increase of 7.9% as compared to the same period last year;

•	Cash received from customers was $59.2 million or $4.05 per diluted share which represents an increase of 12.9% as compared to the same period last year;

•	Revenue increased by 7.9% to $28.9 million as compared to the same period last year; and

•	Originations increased 22.8% to $45.5 million as compared to $37.1 million in the same period last year.

Year to Date Results:

For the six months ended June 30, 2012, net income increased by 7.9% to $4.7 million versus net income of $4.3 million for the same period last year. Net income per diluted share year to date was $0.32 based on 14,635,068 shares versus $0.30 based on 14,495,745 shares for the same period in 2011.

Year to date revenue for the six months ended June 30, 2012 increased 7.9% to $28.9 million compared to $26.8 million during the same period in 2011. Revenue from leases was $19.6 million, up $1.3 million from the same period last year and rental income was $4.7 million, up $0.6 million from the prior period. Other revenue components contributed $4.7 million for the year to date, up $0.2 million from the same period last year. New contract originations year to date were $45.5 million versus $37.1 million through the same period last year.

Total operating expenses for the six months ended June 30, 2012 increased 7.0% to $21.2 million versus $19.8 million for the same period last year. Selling, general and administrative expenses increased by 4.9% or $0.4 million to $8.4 million primarily due to increases in compensation related expenses associated with increased headcount. The provision for credit losses increased to $9.4 million for the six months ended June 30, 2012, as compared to $9.0 million for the same period last year. Year to date net charge-offs increased 3.8% to $9.6 million as compared to $9.2 million for the same period last year. Year to date cash from customers increased by 12.9% or $6.8 million to $59.2 million as compared to $52.5 million for the same period last year.

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$2,235	$2,452
Restricted cash	296	382
Net investment in leases:
Receivables due in installments	208,057	200,499
Estimated residual value	23,844	23,287
Initial direct costs	1,682	1,476
Less:
Advance lease payments and deposits	(3,388)	(3,530)
Unearned income	(61,838)	(59,946)
Allowance for credit losses	(13,030)	(13,180)

Net investment in leases	155,327	148,606

Investment in service contracts, net	120	—
Investment in rental contracts, net	1,046	898
Property and equipment, net	1,730	1,911
Other assets	2,373	1,093

Total assets	$163,127	$155,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
	June 30, 2012	December 31, 2011
Revolving line of credit	$68,538	$62,740
Capital lease obligation	—	1
Accounts payable	2,984	2,546
Dividends payable	28	19
Other liabilities	2,757	2,220
Income taxes payable	—	760
Deferred income taxes	9,869	11,333

Total liabilities	84,176	79,619

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at June 30, 2012 and December 31, 2011	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,297,524 and 14,257,324 shares issued at June 30, 2012 and December 31, 2011, respectively	143	143
Additional paid-in capital	47,031	46,727
Retained earnings	31,777	28,853

Total stockholders’ equity	78,951	75,723

Total liabilities and stockholders’ equity	$163,127	$155,342

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Income on financing leases	$9,920	$9,136	$19,555	$18,237
Rental income	2,402	2,073	4,719	4,079
Income on service contracts	85	103	170	211
Loss and damage waiver fees	1,321	1,220	2,608	2,421
Service fees and other	967	931	1,887	1,863

Total revenues	14,695	13,463	28,939	26,811

Expenses:
Selling, general and administrative	4,025	4,037	8,381	7,990
Provision for credit losses	4,548	4,251	9,444	9,003
Depreciation and amortization	1,065	783	2,073	1,464
Interest	655	680	1,288	1,343

Total expenses	10,293	9,751	21,186	19,800

Income before provision for income taxes	4,402	3,712	7,753	7,011
Provision for income taxes	1,761	1,429	3,101	2,699

Net income	$2,641	$2,283	$4,652	$4,312

Net income per common share:
Basic	$0.18	$0.16	$0.33	$0.30

Diluted	$0.18	$0.16	$0.32	$0.30

Weighted-average shares:
Basic	14,297,524	14,231,692	14,290,806	14,239,180

Diluted	14,658,235	14,503,702	14,635,068	14,495,745

About the Company

MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.